Exhibit 99.1

News Release – October 23, 2008
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial earnings grow by 14%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported record earnings of $2,612,000 for the quarter ended September 30, 2008. This compares to earnings of $2,557,000 for the quarter ended September 30, 2007 and brings net income for the first nine months of 2008 to $7,594,000 compared with $6,680,000 for the same period in 2007, an increase of 13.7%.

Diluted earnings per share were $.68 for the quarter and $1.98 for the first nine months of 2008. This compares to $.66 and $1.73 for the same periods in 2007, representing a 14.5% increase for the nine-month period.

Total assets reached $884,585,000 at September 30, 2008, up 7.8% when compared to assets on September 30, 2007. Net loans grew by 16.3%, while total deposits and repurchase agreements declined by 2.9% over totals a year earlier. The market value of trust assets under management slipped 8.1% to $479,268,000 on September 30, 2008, reflecting a decline in market valuations.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over- the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.